Exhibit 99.1

Contact: Chance Patterson, 202-380-4318, chance.patterson@xmradio.com

XM SATELLITE RADIO TO ACQUIRE WCS WIRELESS

Washington, D.C., Wednesday, July 13, 2005 — XM Satellite Radio (NASDAQ: XMSR), the nation’s leading satellite radio company with more than 4.4 million subscribers, today announced that it has signed an agreement to acquire WCS Wireless, a private entity, for 5.5 million shares of XM Common Stock.

The principal assets of WCS Wireless are wireless spectrum licenses in geographic areas covering 163 million people throughout the United States, including 15 of the top 20 metropolitan markets. On average, WCS Wireless licenses include 10 megahertz in the frequency bands adjacent to XM’s satellite radio service. XM and WCS Wireless expect to close the transaction before the end of the year, subject to necessary government approvals.

XM’s acquisition of WCS Wireless provides XM an exceptional opportunity to expand its existing business with a variety of multimedia subscription services, including innovative video and data offerings, transmitted over these new frequencies. XM expects to announce more detailed plans for the use of this additional spectrum in the future.

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About XM Satellite Radio

XM is America’s number one satellite radio service with more than 4.4 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City and Nashville at the Country Music Hall of Fame, XM’s 2005 lineup includes more than 150 digital channels of choice from coast to coast: commercial-free music channels, premier sports, talk, comedy, children’s and entertainment programming; and advanced traffic and weather information. XM was named Best Radio Service at the 2004 Billboard Digital Entertainment Awards.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Toyota, Hyundai, Nissan and Volkswagen/Audi, is available in more than 120 different vehicle models for 2005. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

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Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-4-05. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.